Exhibit (l)(14)




                              PURCHASE AGREEMENT
                              ------------------



      Northern Funds (the "Trust"), a Massachusetts business trust, and Brian R. Curran hereby agree as follows:

      1. The Trust hereby offers Brian R. Curran, and Brian R.Curran hereby purchases, five shares of the Trust's Global Communications Fund (the "Shares") at $10.00 per Share. The Trust hereby acknowledges receipt from Brian R. Curran of funds in full payment for the foregoing Shares.

      2. Brian R. Curran represents and warrants to the Trust that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

      IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of May 8, 2000.

                                     NORTHERN FUNDS


                                     By: /s/Jylanne M.Dunne


                                    BRIAN R. CURRAN
                                     /s/Brian R.Curran